Exhibit 2.14
DATE:    As of September 6, 2017
TO:    Qiagen N.V.
Hulsterweg 82
5912 PL Venlo
The Netherlands
ATTENTION:    Global Treasury
TELEPHONE:    31 77 355 6644
FACSIMILE:    31 77 355 6640
FROM:    [ ]

SUBJECT:    Warrant Transaction
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between [ ] (“Dealer”) and Qiagen N.V. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. For purposes of the Equity Definitions, this Transaction shall be deemed to be a Share Option Transaction, and each reference herein to a Warrant shall be deemed to be a reference to a Call or an Option, as context requires.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1.This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency – Cross Border) as if Dealer and Counterparty had executed an agreement (the “Agreement”) in such form (without any Schedule but provided that (i) the “Cross Default” provisions of Section 5(a)(vi) shall be applicable to Dealer and to Counterparty, (ii) the words “, or becoming capable at such time of being declared,” shall be deleted from such Section 5(a)(vi), (iii) the “Threshold Amount” in relation to Counterparty shall be $50,000,000 and in relation to Dealer shall be an amount equal to three percent (3%) of the shareholders’ equity of Dealer as of the Trade Date, and (iv) “Specified Indebtedness” shall not include any obligation in respect of deposits received in the ordinary course of a party’s banking business, and with such other elections set forth in this Confirmation) on the Trade Date. In the event of any inconsistency among this Confirmation, the Equity Definitions or the Agreement, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Trade Date:	September 6, 2017.

1

Components:
The Transaction will be divided into individual components (each, a “Component”), each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European.
Warrant Type:	Call.
Seller:	Counterparty.
Buyer:	Dealer.
Shares:	The ordinary shares, par value EUR 0.01 per share, of Counterparty (NASDAQ ticker symbol “QGEN”).
Number of Warrants:	For each Component of the Transaction, as provided in Schedule B to this Confirmation.
Warrant Entitlement:	One Share per Warrant.
Strike Price:	As provided in Schedule A to this Confirmation.
Premium:	As provided in Schedule A to this Confirmation.
Premium Payment Date:	As provided in Schedule A to this Confirmation.
Exchange:	The NASDAQ Global Select Market.
Related Exchange(s):	All Exchanges.
Calculation Agent:
Dealer; provided that all calculations, determinations and adjustments made by Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided further that (i) upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment, or determination made by it (including any quotation, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing the Calculation Agent’s proprietary models or other information that may be proprietary or confidential) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from receipt of such request, (ii) if an Event of Default described in Section 5(a)(vii) of the Agreement has occurred and is continuing with respect to Dealer, the Calculation Agent shall be a leading recognized dealer in equity derivatives designated in good faith by Counterparty for so long as such Event of Default is continuing and (iii) if Counterparty promptly disputes in writing any calculation, adjustment or determination and provides reasonable detail as to the basis for such dispute, the Calculation Agent shall discuss the dispute with Counterparty and shall consider in good faith any alternative calculations, adjustments or determinations proposed by Counterparty, it being understood that the Calculation Agent’s calculation, adjustment or determination, modified to the extent the Calculation Agent determines appropriate after such consideration, shall apply to the Transaction.

Procedures for Exercise: In respect of any Component
Expiration Time:	The Valuation Time.

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Expiration Date(s):
As provided in Schedule B to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent shall have the right to elect, in its discretion, that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is a Disrupted Day or an Expiration Date in respect of any other Component for the Transaction) and the Settlement Price for the Final Disruption Date shall be determined by the Calculation Agent in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, (i) the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and (ii) the Settlement Price for such Disrupted Day may be adjusted by the Calculation Agent as appropriate on the basis of the nature and duration of the relevant Market Disruption Event. Any day on which the Exchange is scheduled as of the Trade Date to close prior to its normal closing time shall be considered a Disrupted Day in whole. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Disruption Date:	As provided in Schedule A to this Confirmation.
Automatic Exercise:
Applicable for each Component and its related Expiration Date; provided that Section 3.4(a) of the Equity Definitions shall apply as if Cash Settlement applied, it being understood that Net Share Settlement shall apply to this Transaction.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions shall be amended (i) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”; (ii) by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material”; and (iii) by adding the words “or (iv) a Regulatory Disruption” after clause (a)(iii) as restated above.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:
A “Regulatory Disruption” shall occur if Calculation Agent determines in its reasonable discretion that it is appropriate in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Dealer to refrain from all or any part of the market activity in which it would otherwise engage in connection with this Transaction.

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Disrupted Day:
The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Dealer’s ability to engage in or unwind any hedging transactions related to the Transaction.”.

Valuation: In respect of any Component
Valuation Date:	The Expiration Date.
Settlement Terms: In respect of any Component
Settlement Method:	Net Share Settlement.
Net Share Settlement:
On each Settlement Date, Counterparty shall deliver to Dealer a number of Shares equal to the Net Share Amount for such Settlement Date to the account specified by Dealer, and cash in lieu of any fractional Shares valued at the Settlement Price for the Valuation Date corresponding to such Settlement Date. If, in the good faith reasonable judgment of Dealer, the Shares deliverable hereunder for any reason would not be immediately freely transferable by Dealer under Rule 144 (or any successor provision, collectively, “Rule 144”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding the fact that such Shares are not freely transferable by Dealer under Rule 144 or (y) require that such delivery take place pursuant to paragraph 5(j) below.

Net Share Amount:	The Option Cash Settlement Amount divided by the Settlement Price, each determined as if Cash Settlement applied.
Settlement Price:
On any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “QGEN US <equity> AQR” (or any successor thereto) in respect of the period from the scheduled opening time of the primary trading session on the Exchange until the Scheduled Closing Time of the primary trading session on the Exchange on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent using a volume-weighted average price method), determined without regard to after-hours trading or any other trading outside the regular trading session.

Settlement Date(s):	As determined in reference to Section 9.4 of the Equity Definitions, subject to paragraph 5(j)(i) hereof.
Other Provisions Applicable to Net Share Settlement:
The provisions of Sections 9.1(c), 9.4 (except that “Settlement Date” shall be as defined above, unless a Settlement Disruption Event prevents delivery of such Shares on that date), 9.8, 9.9, 9.11 (as modified herein), 9.12 and 10.5 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Representation and Agreement:
Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

Dividends:

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Dividend Adjustments:
If at any time during the period from but excluding the Trade Date, to and including the final Expiration Date an ex-dividend date for a cash dividend occurs with respect to the Shares, then the Calculation Agent will adjust the Strike Price, the Number of Warrants and/or the Warrant Entitlement as it deems appropriate in good faith and in a commercially reasonable manner to preserve the fair value of the Warrants to Dealer after taking into account such dividend.

Adjustments:
Method of Adjustment:
Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by (i) replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material”, (ii) by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Section 11.2(a), 11.2(c) and 11.2(e)(vii) and (iii) by adding the phrase “provided that such event is not based on (a) an observable market, other than the market for Counterparty’s own stock or (y) an observable index, other than an index calculated measured solely by reference to Counterparty’s own operations” at the end of Sections 11.2(a) and 11.2(e)(vii); provided, further that adjustments may be made to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Shares.

Extraordinary Events:
New Shares:
Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, the Frankfurt Stock Exchange (Prime Standard), the London Stock Exchange (Main Market) or Euronext (in Paris or Amsterdam) (or their respective successors)”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.
Consequence of Merger Events:
Merger Event:
Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under paragraph 5(f) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.2 of the Equity Definitions or paragraph 5(f) will apply; provided further that Section 12.1(b) of the Equity Definitions is hereby amended by deleting the remainder of Section 12.1(b) following the definition of “Reverse Merger” in subsection (iv) thereof.

Share-for-Share:	Modified Calculation Agent Adjustment.
Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).
Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect Component Adjustment.
Consequence of Tender Offers:

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Tender Offer:
Applicable; provided that (i) the definition of “Tender Offer” in Section 12.1 of the Equity Definitions shall be amended by replacing the words “voting shares” in the fourth line thereof with the word “Shares”; (ii) the definition of “Tender Offer Date” in Section 12.1 of the Equity Definitions shall be amended by replacing the words “voting shares” in the first line thereof with the word “Shares”; and (iii) if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and an Additional Termination Event under paragraph 5(f) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or paragraph 5(f) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment.
Share-for-Other:	Modified Calculation Agent Adjustment.
Share-for-Combined:	Modified Calculation Agent Adjustment.
Modified Calculation Agent Adjustment:
For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by adding the following italicized language after the parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) during the period from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to the first Exchange Business Day immediately following the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3)”.
If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Counterparty being different from the issuer of the Shares or Counterparty or such issuer being organized in a jurisdiction other than the Netherlands (a “Foreign Merger”), then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the issuer of the Affected Shares and the entity that will be the issuer of the New Shares (the “New Issuer”) shall work in good faith to negotiate and enter into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer and Counterparty to continue, or the New Issuer to accede, as applicable, as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions (which adjustments shall be made without duplication of any adjustments determined pursuant to any other provision of this Transaction), and to preserve Dealer’s hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, and if such documentation has not been mutually agreed to on or prior to the Merger Date or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then, at Dealer’s election, the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply or the Transaction shall continue without such documentation or adjustment.

6

Announcement Date:
The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”; (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”; (iii) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof; (iv) replacing the words “a firm” with the word “any” in the second and fourth lines thereof; (v) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereto; and (vi) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereto.

Announcement Event:
If an Announcement Event has occurred, the Calculation Agent shall have the right to determine the economic effect of the Announcement Event on the theoretical value of the Transaction (which is limited to any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction, the ability to maintain a commercially reasonable hedge position in the underlying Shares and/or any input in a Black-Scholes-based option pricing model) (i) at a time that it deems appropriate, from the Announcement Date to the date of such determination (the “Determination Date”), and (ii) on the Valuation Date or on a date on which a payment amount is determined pursuant to Section 6 of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to the Valuation Date or the date on which a payment amount is determined pursuant to Section 6 of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions. If any such economic effect is material, the Calculation Agent may either (i) adjust the terms of the Transaction to reflect such economic effect or (ii) terminate the Transaction, in which case the Determining Party will determine the Cancellation Amount payable by one party to the other; provided that the reference in Section 12.8(a) of the Equity Definitions to “Extraordinary Event” shall be replaced for this purpose with a reference to “Announcement Event.” “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer or of a potential Merger Event or potential Tender Offer, or any publicly announced change or amendment to any such announced transaction or event (including any announcement relating to the abandonment thereof)

Composition of Combined Consideration:
Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will, in its discretion, determine such composition.

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Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that Section 12.6(a)(iii) of the Equity Definitions is hereby amended and restated in its entirety as follows:
“‘Delisting’ means that the Shares, as adjusted pursuant to the terms of the Transaction, cease (or the Exchange announces that, pursuant to the rules of such Exchange, such Shares will cease) to be listed, traded or publicly quoted on the Exchange for any reason and are not (or will not be) immediately re-listed, re-traded or re-quoted (and fail (or will fail) to continue to be listed, traded or quoted) on any of the Frankfurt Stock Exchange (Prime Standard), the London Stock Exchange (Main Market), Euronext (in Paris or Amsterdam), the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted (or continue to be listed, traded or quoted) on any such exchange or quotation system (or, if more than one, the exchange or quotation system selected by the Calculation Agent), such exchange or quotation system shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments to the terms of the Transaction (including, for the avoidance of doubt, modifying the definition of Shares and Settlement Price), as if Modified Calculation Agent Adjustment were applicable to such event.”

Additional Disruption Events:
Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or announcement or statement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions”, (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iv) adding the following proviso to the end of clause (Y) thereof: “provided that (1) such party has used commercially reasonable efforts to avoid such increased cost on terms reasonably acceptable to such party, as long as (i) such party would not incur a materially increased cost (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position), as reasonably determined by such party, in doing so, (ii) such party would not violate any applicable law, rule, regulation or policy of such party, as reasonably determined by such party, in doing so, (iii) such party would not suffer a material penalty, injunction, non-financial burden, reputational harm or other material adverse consequence in doing so, (iv) such party would not incur any material operational or administrative burden in doing so and (v) such party would not, in doing so, be required to take any action that is contrary to the intent of the law or regulation that is subject to the Change in Law and (2) Dealer may exercise its termination right with respect to an event described in this clause (Y) only if Dealer determines, based upon advice of counsel the costs of which are borne by the Dealer, that it is generally exercising its rights to terminate or adjust as a result of such event with respect to any similarly situated customers in the context of the event constituting such Change in Law”.
In addition, Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

Failure to Deliver:	Not Applicable.

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Insolvency Filing:	Applicable.
Hedging Disruption:
Applicable; provided that:
(I) Section 12.9(a)(v) of the Equity Definitions is hereby modified by (i) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date”, and (ii) inserting the following two phrases at the end of such Section:
“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. For the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms. Any inability of the Hedging Party referred to in phrases (A) and (B) above that is solely attributable to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption.”, and
(II) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable.
Loss of Stock Borrow:
Applicable; provided that (a) Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing it with the words “at a Borrow Cost equal to or less than the Maximum Stock Loan Rate” and (b) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (I) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (II) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

Borrow Cost:
The cost to borrow the relevant Shares, as determined by the Calculation Agent on the relevant date of determination. Such costs shall include, without duplication, (a) the spread below FED FUNDS earned on collateral posted in connection with such borrowed Shares, net of any costs or fees, and (b) any stock loan borrow fee payable for such Shares, expressed as a fixed rate per annum.

Maximum Stock Loan Rate:	200 basis points
Increased Cost of Stock Borrow:
Applicable; provided that (a) Section 12.9(a)(viii) of the Equity Definitions shall be amended by deleting “rate to borrow Shares” and replacing it with “Borrow Cost” and (b) Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before the phrase “(B)”, (ii) deleting subsection (C) in its entirety, (iii) replacing “either party” in the penultimate sentence with “the Hedging Party”, (iv) replacing the word “rate” in clause (Y) of the final sentence therein with the words “Borrow Cost”, and (v) deleting clause (X) of the final sentence.

Initial Stock Loan Rate:	25 basis points, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment due to an Increased Cost of Stock Borrow.

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FED FUNDS:
For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on the page “OBFR01 <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.
Hedge Positions:	The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by inserting the words “or an affiliate thereof” after the words “a party” in the third line.
Determining Party:	Dealer for all applicable Extraordinary Events and any Announcement Event.
Acknowledgments:
Non-Reliance:	Applicable.
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.
Additional Acknowledgments:	Applicable.
3.    Mutual Representations, Warranties and Agreements.
In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(a)
Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

(c)
ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(d)
Notice of Event of Default. It shall promptly provide written notice to the other party upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default; provided, however, that should it be in possession of material non-public information regarding itself, it shall not communicate such information to the other party.

(e)
No Registration. It understands, agrees and acknowledges that the other party has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal or non-U.S. securities law.

(f)
Non-reliance. (A) It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) It is not relying

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on any communication (written or oral) of the other party or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction), and (C) no communication (written or oral) received from the other party or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.
4.    Representations, Warranties and Agreements of Counterparty.
In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)
The representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement dated as of the Trade Date between Counterparty, Goldman Sachs International, J.P. Morgan Securities PLC, Barclays Bank PLC, Credit Suisse Securities (Europe) Limited and Merrill Lynch International (the “Initial Purchasers”) (the “Purchase Agreement”) relating to the issuance of 0.50% Senior Unsecured Convertible Notes due 2023 (the “Convertible Notes”) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein;

(b)
Without prejudice to the right of Counterparty to deliver (existing) treasury Shares rather than issue new Shares, the Maximum Amount of Shares of Counterparty issuable in connection with this Warrant Transaction (the “Warrant Shares”) are available for issuance by all required corporate action of Counterparty. The Warrant Shares have been duly authorized, including by the Counterparty’s general meeting of shareholders. When delivered as contemplated by the terms of the Warrants in accordance with the terms and conditions hereof, the Warrant Shares will be validly issued, fully-paid and non-assessable; and the issuance of the Warrant Shares will not be subject to any pre-emptive or similar rights;

(c)
Counterparty has full right, power and authority to enter into this Confirmation, to grant the Warrant issue and deliver any Warrant Shares and there are no legal restrictions affecting the issue and delivery thereof.

(d)
Taking into account the rights already granted to subscribe for any ordinary shares in the capital of the Counterparty and to convert securities into ordinary shares in the capital of the Counterparty and taking into account the number of shares in the capital of the Counterparty already issued, the authorised share capital (maatschappelijk kapitaal) as included in its articles of association will provide sufficient headroom for the grant of the Warrant or the issuance of any Warrant Shares upon the exercise thereof and upon the exercise of the rights already granted. Furthermore, Counterparty shall ensure that, from time to time, its authorised share capital (maatschappelijk kapitaal) as included in its articles of association, shall provide sufficient headroom for the issuance of any Warrant Shares upon the exercise of the Warrant;

(e)
Neither the grant of the Warrant nor the issuance of any Warrant Shares by Counterparty to Dealer upon the exercise of the Warrant in accordance with the terms and conditions hereof, shall require Counterparty to issue a prospectus within the meaning of EU Directive 2003/71/EC, as amended, or under or pursuant to any other applicable laws;

(f)	Counterparty complies, and will comply, with any applicable filing and notice requirements in connection with the transactions contemplated hereby;

(g)
Counterparty shall promptly provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material

11

non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer;

(h)	Counterparty has total assets of at least USD 50,000,000 as of the date hereof;

(i)
Counterparty is entering into the Transaction, solely for the purposes stated in the board resolution authorizing the Transaction (a copy of which, and such other certificates as Dealer may reasonably request, Counterparty shall deliver to Dealer on or before the Trade Date) and in its public disclosure, and there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of the Transaction, including, but not limited to, the issuance of Shares to be made pursuant hereto;

(j)
Counterparty has not violated and will not violate any applicable law (including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, in each case and the regulations promulgated thereunder) in connection with the Transaction;

(k)
As of the Trade Date and as of the date on which Counterparty delivers any Termination Delivery Units, Counterparty (i) has not filed a request for bankruptcy or been declared bankrupt by a judgment of a competent court in the Netherlands within the meaning of Section 1 of the Netherlands Bankruptcy Act (“Faillisementswet”) or filed a request for a supension of payments within the meaning of Section 213 of the Netherlands Bankruptcy Act and (ii) is not and shall not be after giving effect to the Transactions, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”));

(l)
Each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the Trade Date, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(m)
On the Trade Date, none of Counterparty and its officers and directors is aware or in possession of any material non-public information or inside information (voorwetenschap), as defined in article 5:53 of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht) (the "FMSA"), regarding Counterparty, the Shares or trading in the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of Counterparty;

(n)	Counterparty is not, and after giving effect to the Transactions will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(o)
Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency;

(p)
Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC

12

815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(q)
Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of, or facilitating a distribution of, the Shares (or any security convertible into or exchangeable for the Shares);

(r)
Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and paragraph 4(b) of this Confirmation; provided that such opinion of counsel may contain customary exceptions, assumptions and qualifications;

(s)
No federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to Counterparty or the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares;

(t)
Counterparty has not entered into any obligation or undertaking that would contractually limit it from effecting Net Share Settlement under this Transaction and it agrees not to enter into any such obligation or undertaking during the term of this Transaction;

(u)	Counterparty shall not take any action to decrease the number of Available Shares below the Maximum Amount (each as defined below);

(v)
(x)(A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) other than the distribution of the convertible notes subject to the Purchase Agreement and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M until the second Exchange Business Day immediately following the Initial Period (as defined below), and (y)(A) during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period;

(w)
During (A) the period starting on the Trade Date and ending on the Last Initial Hedge Date (the “Initial Period”) and (B) the Settlement Period, and on any other Exercise Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer;

(x)
Counterparty agrees that it (A) will not during the Initial Period or the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares (a “Public Announcement”); (B) shall promptly (but in any event prior to the next opening of the

13

regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that a Public Announcement could result in the occurrence of a Regulatory Disruption, and the parties agree that any such occurrence shall be treated as a Potential Adjustment Event hereunder. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act; and

(y)
Counterparty has discussed the Transaction contemplated hereunder with its outside tax advisors and has received appropriate comfort from such tax advisors that the tax treatment Counterparty will apply to the Transaction is proper under applicable law.

5.    Other Provisions.

(a)
Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty solely to the extent of and upon any such performance; provided that Dealer’s obligation shall be reinstated (and Dealer shall have the right to designate another of its affiliates to perform such obligation), as though such performance had not been rendered by such affiliate, in the event and to the extent Counterparty is required to repay or reimburse the amount or value of any payment or other performance by such affiliate on the grounds of the insolvency or other legal, regulatory or contractual constraint on affiliate’s payment or performance of such obligation.

(b)	Repurchase and Par Value Notices.

(i)
On any day on which both (A) Counterparty effects any repurchase of Shares and (B) Counterparty does not qualify as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, Counterparty shall promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Warrant Equity Percentage as determined on such day is (1) equal to or greater than 5.0% or (2) greater by 0.5% than the Warrant Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Warrant Equity Percentage as of the Trade Date). The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the product of the Number of Warrants in aggregate and the Warrant Entitlement under this Transaction or any other warrant transaction between the parties and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages,

14

judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in respect of the foregoing, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(ii)
Counterparty shall notify Dealer in writing in reasonable detail no less than 30 days prior to the record date or other date of effectiveness of any event (a “Par Value Event”) that could result in the amount of the Premium being less than the aggregate par value of the Maximum Amount of Shares following such event, which notice shall also contain the anticipated record or other effective date of such event (a “Par Value Notice”); provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty (without limiting Counterparty’s obligations to disclose such information generally pursuant to the FMSA), Counterparty shall not communicate such information to Dealer.

(c)
Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction or the Agreement without the prior written consent of Dealer. Notwithstanding any provision of the Agreement to the contrary, Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction and the Agreement without the consent of Counterparty to any affiliate of Dealer, or to any third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that Dealer shall not transfer or assign any of its rights and obligations under

15

the Transaction and the Agreement to any third party that, to the Dealer’s knowledge, purchased any Convertible Notes from any of the Initial Purchasers.
If at any time at which (1) the Equity Percentage exceeds (A) for so long as Counterparty qualifies as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, 14.5% or (B) at any time Counterparty does not qualify as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, 8.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any relevant corporate law or state or federal or non-U.S. bank holding company or banking laws, or other federal, state, local or non-U.S. laws, regulations, regulatory orders or organizational documents or contracts of Counterparty that are applicable to ownership of Shares, other than Chapter 5.3 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state, federal, local or non-U.S. regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, as determined by Dealer in its reasonable discretion, under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Shares equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 5(i) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (“Dealer Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(d)	Reserved.

(e)
Bail-In Protocol. Notwithstanding anything contained in this Agreement, the parties agree that the provisions of the ISDA 2016 Bail-In Article 55 BRRD Protocol published by the International Swaps and Derivatives Association, Inc. on 14 July 2016 (the “Bail-In Protocol”) shall be deemed to be incorporated into and apply to the Agreement with effect from the date of this Confirmation as if references in those provisions to “Protocol Covered Agreement” as defined in the Bail-in Protocol were references to the Agreement, and on the basis that references to the “Implementation Date” in the Bail-in Protocol shall be deemed to be references to the date of this Confirmation.

(f)
Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which (1) Counterparty shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction; provided that with respect to any of the following Additional Termination Events described in clauses (i) or (ii) below, Dealer may choose

16

to treat one or more parts of the Transaction as the sole Affected Transaction and either to terminate each such part on different days or to calculate the amount owing in connection with such Additional Termination Event by reference to a Share price determined over a period not to exceed 50 Exchange Business Days, and, upon termination of an Affected Transaction, a Transaction with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect and, for the avoidance of doubt, shall be subject to all relevant provisions and adjustments as if an Additional Termination Event had not occurred; and, provided further, that, without limiting the foregoing, notwithstanding the provisions of Section 6(b)(iv) of the Agreement, Counterparty shall also have the right to designate an Early Termination Date with respect to the Additional Termination Event described in clause (ii) below if Counterparty (x) provides a certificate that includes a representation that Counterparty is not, as of the date of such certificate, aware of any material non-public information concerning itself or the Shares (where “material” shall have the meaning set forth in paragraph 5(o) below) and (y) satisfies such other conditions, including making additional representations and warranties, relating to securities law and other issues as requested by the Calculation Agent:

(i)
if at any time Dealer is unable, or reasonably determines that it is inadvisable, to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer);

(ii)
if at any time an Early Termination Date is designated with respect to the transaction relating to the Convertible Notes described in the confirmation between the parties hereto regarding the Bond Hedge Transaction dated as of September 6, 2017 (the “Bond Hedge Transaction”) or the Bond Hedge Transaction is otherwise cancelled or terminated prior to its expiration for any reason; or

(iii)
if at any time Dealer receives a Par Value Notice, unless the Calculation Agent shall have determined that the applicable Par Value Event would not result in the amount of the Premium being less than the aggregate par value of the Maximum Amount of Shares following such event (a “Par Value ATE”); provided that, notwithstanding anything to the contrary in the Agreement, Dealer shall designate an Early Termination Date in respect of a Par Value ATE no later than the anticipated record or other effective date of such event specified in the Par Value Notice.

(g)
No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(h)
Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction.

(i)
Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Counterparty owes Dealer any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to all holders of Shares as

17

a result of such event consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall satisfy any such Payment Obligation by delivery of Termination Delivery Units (as defined below) unless Counterparty elects to satisfy any such Payment Obligation by delivery of cash (in which case the provisions in Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as the case may be, shall apply in lieu of the provision set forth in this paragraph below) by giving irrevocable telephonic notice of such election to Dealer, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the Termination Delivery Units (where “material” shall have the meaning set forth in paragraph 5(o) below). Unless Counterparty timely elects to satisfy any such Payment Obligation by delivering cash, within a commercially reasonable period of time following the relevant Early Termination Date or other relevant date on which the Transaction is cancelled or terminated, as applicable, Counterparty shall deliver to Dealer a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such Payment Obligation). In addition, if, in the good faith commercially reasonable judgment of Dealer, for any reason, the Termination Delivery Units deliverable pursuant to this paragraph would not be immediately freely transferable by Dealer under Rule 144, then Dealer may elect either to (x) accept delivery of such Termination Delivery Units notwithstanding any restriction on transfer or (y) require that such delivery take place pursuant to paragraph 5(j) below. If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default, Additional Disruption Event or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by all holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(j)
Registration/Private Placement Procedures. If, following (x) the designation of an Early Termination Date or any other cancellation or termination of the Transaction prior to its expiration or (y) the adoption of or any change in any applicable law or regulation, or the promulgation of or any change in, or announcement or statement of, the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation, in each case on or after the Trade Date, in the reasonable opinion of Dealer, following any delivery of Shares or Termination Delivery Units to Dealer hereunder, such Shares or Termination Delivery Units would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Termination Delivery Units pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Termination Delivery Units being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Termination Delivery Units) (such Shares or Termination Delivery Units, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Counterparty, unless waived by Dealer. Notwithstanding the foregoing, solely in respect of any Number of Warrants exercised or deemed exercised on any Expiration Date, Counterparty shall elect, prior to the first Settlement

18

Date for the first Expiration Date, a Private Placement Settlement (as defined below) or Registered Settlement (as defined below) for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registered Settlement for such aggregate Restricted Shares delivered hereunder.

(i)
If Counterparty elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount (in the case of settlement of Termination Delivery Units pursuant to paragraph 5(i) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Scheduled Trading Day following notice by Dealer to Counterparty, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date described in paragraph 5(i) (in the case of settlement of Termination Delivery Units) or on the Settlement Date (in the case of settlement in Shares pursuant to Section 2 above).

(ii)
If Counterparty elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Counterparty shall promptly (but in any event no later than the beginning of the Resale Period (as defined below)) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares (and any Make-whole Shares) in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement as promptly as commercially

19

reasonable during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (and any Make-whole Shares) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation (as defined above) and (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) under the Securities Act.

(iii)
(A) If (ii) above is applicable and the aggregate Option Cash Settlement Amount for all Valuation Dates (the “Aggregate Option Cash Settlement Amount”) or the Payment Obligation, as applicable, exceeds the realized net proceeds from such resale, or if (i) above is applicable and the Freely Tradeable Value (as defined below) of the Aggregate Option Cash Settlement Amount or the Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, exceeds the realized net proceeds from such resale, Counterparty shall transfer to Dealer by the open of the regular trading session on the Exchange on the Scheduled Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”), at Counterparty’s option, either in cash or in a number of Shares (“Make-whole Shares”; provided that the aggregate number of Shares and Make-whole Shares delivered shall not exceed the Maximum Amount) that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Counterparty elects to pay the Additional Amount in Make-whole Shares, the requirements and provisions for either Private Placement Settlement or Registration Settlement shall apply to such payment. This provision shall be applied successively until the Additional Amount is equal to zero, subject to paragraph 5(m) below. “Freely Tradeable Value” means the value of the number of Shares delivered to Dealer which such Shares would have if they were freely tradeable (without prospectus delivery) upon receipt by Dealer, as determined by the Calculation Agent by commercially reasonable means.

(B)    If (ii) above is applicable and the realized net proceeds from such resale (including the sale of any Make-whole Shares) exceed the Aggregate Option Cash Settlement Amount or the Payment Obligation, as applicable, or if (i) above is applicable and the realized net proceeds from such resale (including the sale of any Make-whole Shares) exceed the Freely Tradeable Value (as defined below) of the Aggregate Option Cash Settlement Amount or the Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, Dealer shall transfer to Counterparty the amount of such excess (the “Dealer Additional Amount”), at Counterparty’s option, either in cash or in a number of Shares (“Dealer Make-whole Shares”) that has a value equal to the Dealer Additional Amount, as determined by the Calculation Agent. The transfer of the Dealer Additional Amount shall be made (x) if in cash, by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following the last day of the Resale Period, and (y) if in Shares, one Settlement Cycle following the date Dealer is able, using commercially reasonable efforts, to purchase Dealer Make-whole Shares. This provision shall be applied successively until the Dealer Additional Amount is equal to zero.

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In the event Counterparty shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount, as defined below, (such deficit, the “Deficit Restricted Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

(iv)
Without limiting the generality of the foregoing, Counterparty agrees that any Restricted Shares delivered to Dealer, as purchaser of such Restricted Shares, (A) may be transferred by and among Dealer and its affiliates and Counterparty shall effect such transfer without any further action by Dealer and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any settlement date for such Restricted Shares, Counterparty shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i), (ii) or (iii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Counterparty shall be the Defaulting Party.

(k)
Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder, Automatic Exercise shall not apply with respect thereto, and no delivery hereunder (including pursuant to paragraphs 5(j), (l) or (m)) shall be made, to the extent (but only to the extent) that, the receipt of any Shares upon such exercise or delivery would result in the existence of an Excess Ownership Position. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the existence of an Excess Ownership Position. Subject to paragraph 5(c), if any delivery owed to Dealer hereunder or any exercise is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery and Dealer’s right to exercise a Warrant shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, such exercise or delivery would not result in the existence of an Excess Ownership Position. Dealer shall use commercially reasonable efforts to take steps so that it is able to accept delivery as soon as reasonably practicable.

21

(l)
Share Deliveries. Counterparty acknowledges and agrees that, to the extent that Dealer is not then an affiliate, as such term is used in Rule 144 under the Securities Act, of Counterparty and has not been such an affiliate of Counterparty for 90 days (it being understood that Dealer shall not be considered such an affiliate of Counterparty solely by reason of its receipt of or right to receive Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 under the Securities Act applicable to it, any Shares or Termination Delivery Units delivered hereunder at any time after 1 year from the Premium Payment Date shall be eligible for resale under Rule 144 under the Securities Act, and Counterparty agrees to promptly remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any restrictions on resale under the Securities Act from such Shares or Termination Delivery Units. Counterparty further agrees that with respect to any Shares or Termination Delivery Units delivered hereunder at any time after 6 months from the Premium Payment Date but prior to 1 year from the Premium Payment Date, to the extent that Counterparty then satisfies the current information requirement of Rule 144 under the Securities Act, Counterparty shall promptly remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any such restrictions or requirements from such Shares or Termination Delivery Units upon delivery by Dealer to Counterparty or such transfer agent of any customary seller’s and broker’s representation letters in connection with resales of such Shares or Termination Delivery Units pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer. Counterparty further agrees and acknowledges that Dealer shall run a holding period under Rule 144 under the Securities Act with respect to the Warrants and/or any Shares or Termination Delivery Units delivered hereunder notwithstanding the existence of any other transaction or transactions between Counterparty and Dealer relating to the Shares. Counterparty further agrees that Shares or Termination Delivery Units delivered hereunder prior to the date that is 6 months from the Premium Payment Date may be freely transferred by Dealer to its affiliates, and Counterparty shall effect such transfer without any further action by Dealer. Notwithstanding anything to the contrary herein, Counterparty agrees that any delivery of Shares or Termination Delivery Units shall be effected by book-entry transfer through the facilities of the Clearance System if, at the time of such delivery, such Shares or Termination Delivery Units would not contain any restrictive legend as described above. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 under the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court changes after the Trade Date, including without limitation to lengthen or shorten the holding periods, the agreements of Counterparty herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Counterparty, to comply with Rule 144 under the Securities Act, including Rule 144, as in effect at the time of delivery of the relevant Shares or Termination Delivery Units.

(m)
Maximum Share Delivery. Notwithstanding any other provision of this Confirmation or the Agreement, in no event will Counterparty be required to deliver more than [ ] Shares (the “Maximum Amount”) in the aggregate to Dealer in connection with the Transaction, subject to the provisions below regarding Deficit Shares and to adjustment from time to time in accordance with the provisions of this Confirmation or the Equity Definitions. Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Maximum Amount is equal to or less than the number of authorized but unissued Shares of Counterparty in respect of which rights to subscribe have not been granted (“reserved”) in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Maximum Amount (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise due in connection with the Transaction as a result of the first sentence of this paragraph relating to the Maximum Amount (such deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its

22

subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant delivery date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Dealer of the occurrence of any of the foregoing events (including the aggregate number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver of such aggregate number of Shares thereafter. Counterparty shall not enter into any transaction, or take any other action, that would result in an adjustment to the maximum number of Shares deliverable under this paragraph (m) resulting in the issuance of a number of Shares that would require stockholder approval under applicable law, exchange regulations or otherwise, without having obtained prior stockholder approval.

(n)
Par Value of Shares. The parties acknowledge and agree that Counterparty may allocate all or any portion of the Premium to reflect the payment of the par value of the Shares delivered to Dealer under this Transaction. Counterparty covenants that it will not cause or permit anything to be done that would cause the Premium to be inadequate in respect of the par value for any Shares delivered to Dealer hereunder.

(o)
No Material Non-Public Information. Dealer shall provide a written notice to Counterparty promptly following the date on which Dealer has completed all purchases or sales of Shares or other transactions to hedge initially its exposure with respect to the Transaction (such date, the “Last Initial Hedge Date”), which it shall complete as soon as reasonably practicable. On each day during the period beginning on the Trade Date and ending on the earlier of (i) the 3rd Exchange Business Day following the Trade Date and (ii) the Last Initial Hedge Date, Counterparty represents and warrants to Dealer that none of Counterparty and its officers and directors is aware or in possession of any material non-public information or any information constituting inside information (voorwetenschap), as defined in article 5:53 of the FMSA, concerning Counterparty, the Shares or trading in the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of Counterparty.

(p)
Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(q)
Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any Dutch bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’ right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided further that nothing in this paragraph shall limit or shall be deemed to limit Dealer’ rights in respect of any transactions other than the Transaction.

(r)
Securities Contract. The parties hereto agree and acknowledge that Dealer is one or more of a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” (as such term is defined in Section 741(8)

23

of the Bankruptcy Code) or a “transfer” within the meaning of Section 546 of the Bankruptcy Code and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(s)
Right to Extend. Dealer may postpone any potential Expiration Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Net Share Amount for such Expiration Date), if Dealer determines, in its commercially reasonable discretion, that such postponement or extension is necessary or appropriate to (i) preserve Dealer’s or its affiliate’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) enable Dealer or its affiliate to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer or such affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and/or such affiliate; provided that Dealer may not postpone or extend any such date by more than 100 Exchange Business Days.

(t)
Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(u)
Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation, any Transaction hereunder or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Insolvency Filing, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow, or Illegality (as defined in the Agreement)).

(v)
Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Second Method and Loss will apply. The Termination Currency shall be USD.

(w)
Governing Law. This Confirmation and the Agreement, and any claims, causes of action or disputes arising hereunder or thereunder or relating hereto or thereto, shall be governed by the laws of the State of New York (without reference to choice of law doctrine that would lead to the application of the laws of any jurisdiction other than New York).

(x)
Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS

24

APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(y)
Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(z)	Process Agent. For purposes of Section 13(c) of the Agreement, Counterparty appoints QIAGEN North American Holdings, Inc. at 19300 Germantown Road, Germantown, MD 20874 as its Process Agent.

(aa)
Understanding and Acknowledgement. Counterparty understands and acknowledges that notwithstanding any other relationship between Counterparty and Dealer (and Dealer’s affiliates), in connection with this Transaction and any other over-the-counter derivative transaction between Counterparty and Dealer or Dealer’s affiliates, Dealer or its affiliates, as the case may be, is acting as principal and is not a fiduciary or adviser to Counterparty in respect of any such transaction, including any entry into or exercise, amendment, unwind or termination thereof.

(bb)	Reserved.

(cc)	Reserved.

(dd)	Part 2(b) of the ISDA Schedule – Payee Representation:
For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Dealer:

No payment received or to be received by Counterparty under this Agreement will be effectively connected to the conduct of a trade or business within the United States.

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Counterparty:

No payment received or to be received by Dealer under this Agreement will be effectively connected to the conduct of a trade or business within the United States.

(ee)	Part 3(a) of the ISDA Schedule – Tax Forms:
Party Required to Deliver Document

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	Form/Document/Certificate	Date by which to be Delivered
Counterparty	A complete and duly executed United States Internal Revenue Service Form W-8BEN-E (or successor thereto.)
(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Dealer	A complete and duly executed United States Internal Revenue Service Form W-8BEN-E (or successor thereto.)
(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

(ff)
2015 Section 871(m) Protocol: Dealer is adherent to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015, as may be amended or modified from time to time (the “2015 Section 871(m) Protocol”). In the event that Counterparty is not an adherent to the 2015 Section 871(m) Protocol, Dealer and Counterparty hereby agree that this Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol) and this Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol.

(gg)	Additional ISDA Schedule Terms
(i)    Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Counterparty.
(ii)    Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to this Transaction.
(iii)    Severability. In the event any one or more of the provisions contained in this Confirmation or the Agreement shall be held illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.
(iv)    In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Counterparty an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Counterparty, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(hh)
Foreign Merger. If, at any reasonable time following the occurrence of any Foreign Merger, the Calculation Agent reasonably determines in its good faith judgment that (x) such Foreign Merger has had a material adverse effect on Dealer’s rights and obligations under the Transaction or (y) Dealer would incur an increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee (other than brokerage commissions and excluding (I) any de minimis increased amount of tax, duty, expense or fee, as determined by the Calculation Agent, and (II) such increased amount that is incurred solely due to the deterioration of the creditworthiness of Dealer and/or any of its affiliates that are conducting hedging in connection with this Transaction), to (1)

26

acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the economic risk of entering into and performing its obligations with respect to the Transaction, or (2) realize, recover or remit the proceeds of any such transaction(s) or asset(s) (each of the events described in clause (x) and clause (y) above, a “Foreign Merger Event”), then, in either case, the Calculation Agent shall give prompt notice to Counterparty of such Foreign Merger Event, and Dealer, the issuer of the Affected Shares and the New Issuer shall work in good faith to negotiate and enter into additional documentation or modify the terms of the existing documentation in a manner that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer and Counterparty to continue, or New Issuer to accede, as applicable, as a party to the Transaction in the context of the Foreign Merger Event. If the additional documentation or modification to the terms of the existing documentation has not been mutually agreed to within 5 Scheduled Trading Days of the Calculation Agent’s notice, the Calculation Agent shall give notice to Counterparty of a commercially reasonable Price Adjustment that the Calculation Agent determines, in its good faith, commercially reasonable judgment, appropriate to account for the economic effect on the Transaction of such Foreign Merger Event (without duplication of any adjustments determined pursuant to any other provision of this Transaction) and provide Counterparty with supporting documentation for such Price Adjustment (unless the Calculation Agent determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, in which case the Calculation Agent shall so notify Counterparty).  Unless the Calculation Agent determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, within two Scheduled Trading Days of receipt of such notice, Counterparty shall notify Dealer that it elects to (A) agree to amend the Transaction to take into account such Price Adjustment or (B) pay Dealer an amount determined by the Calculation Agent (and in respect of which the Calculation Agent has provided to Counterparty supporting documentation) that corresponds to such Price Adjustment (and, in each case, Counterparty shall be deemed to have repeated the representation set forth in Section 5(o) of this Confirmation as of the date of such election).  If Counterparty fails to give such notice to Dealer of its election by the end of that second Scheduled Trading Day, or if the Calculation Agent determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, then such failure or such determination, as the case may be, shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (1) Counterparty shall be deemed to be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii)
Contractual Recognition of UK Stay in Resolution. Notwithstanding anything contained in Agreement, the parties agree that the provisions of paragraphs 1 to 4 (inclusive) of the UK (PRA Rule) Jurisdictional Module (the “UK Module”) published by the International Swaps and Derivatives Association, Inc. on 3 May 2016, as amended from time to time, shall be deemed to be incorporated into the Agreement as if references in those provisions to “Covered Agreement” were references to the Agreement, and on the basis that: (i) Dealer shall be treated as a “Regulated Entity” and as a “Regulated Entity Counterparty” with respect to Counterparty, (ii) Counterparty shall be treated as a “Module Adhering Party”, and (iii) references to the “Implementation Date” in the UK Module shall be deemed to be references to 1 January 2017.

(jj)
Withholding Tax Imposed on Payments to Non-US Counterparties Under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of

27

doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

(kk)
Reporting Confidentiality. The parties agree that solely as between Dealer and Counterparty, the definitions and provisions contained in the ISDA 2013 Reporting Protocol published by the International Swaps and Derivatives Association, Inc. on May 10, 2013, including the Attachment thereto (the “Reporting Protocol”), will be deemed to be incorporated into this Confirmation, mutatis mutandis, as though such definitions and provisions were set out in full herein, with such conforming changes as are necessary to deal with what would otherwise be inappropriate or incorrect cross references. The parties further agree that the Implementation Date (as such term is defined in the Reporting Protocol) shall be the Trade Date of this Confirmation.

6.    Account Details:

(a)	Account for payments to Counterparty:
For USD:
Bank: Deutsche Bank Trust Company Americas
SWIFT: BKTRUS33
Acct: Qiagen N.V.
Acct No. / IBAN.: 04900890

For EUR:
Bank: Deutsche Bank AG, Düsseldorf
SWIFT: DEUTDEDDXXX
Acct: Qiagen N.V.
Acct No. / IBAN.: DE90 3007 0010 0755 1674 00

(b)	Account for payments to Dealer:
To be advised separately.

Account for delivery of Shares to Dealer:
To be advised separately.
7.    Offices:
The Office of Counterparty for the Transaction is: [ ]
The Office of Dealer for the Transaction is: [ ]
8.    Notices:
For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:
Qiagen N.V.
Hulsterweg 82
5912 PL Venlo
The Netherlands
Attention: Global Treasury
Telephone No.: 31 77 355 6644

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Facsimile No.: 31 77 355 6640

(b)	Address for notices or communications to Dealer:
[ ]

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us.
Sincerely yours,
[ ]

By:	___________________________ Name: Title:

Confirmed as of the date first written:
QIAGEN N.V.

By:	___________________________ Name: Title:

SCHEDULE A

For purposes of this Transaction, the following terms shall have the following values/meanings:
1.     Strike Price:    USD50.9664.

2.	USD Premium: [ ].

3.
Premium:    The USD Premium, as converted into EUR at the “ask” spot rate of exchange of EUR for USD as quoted on Bloomberg page “WMCO”, at 4:00 p.m. New York time on the first day that is both a New York Banking Day and a London Banking Day after the Trade Date, or if such rate of exchange is not quoted thereon at such time, as converted into EUR by the Calculation Agent in a commercially reasonable manner. Promptly following the determination thereof, the Calculation Agent shall provide written notice to Counterparty specifying the Premium.

4.	Premium Payment Date: The closing date for the initial issuance of the Convertible Notes.
5.    Final Disruption Date:    September 18, 2023.

1

SCHEDULE B

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1.	[ ]	6/26/2023
2.	[ ]	6/27/2023
3.	[ ]	6/28/2023
4.	[ ]	6/29/2023
5.	[ ]	6/30/2023
6.	[ ]	7/5/2023
7.	[ ]	7/6/2023
8.	[ ]	7/7/2023
9.	[ ]	7/10/2023
10.	[ ]	7/11/2023
11.	[ ]	7/12/2023
12.	[ ]	7/13/2023
13.	[ ]	7/14/2023
14.	[ ]	7/17/2023
15.	[ ]	7/18/2023
16.	[ ]	7/19/2023
17.	[ ]	7/20/2023
18.	[ ]	7/21/2023
19.	[ ]	7/24/2023
20.	[ ]	7/25/2023
21.	[ ]	7/26/2023
22.	[ ]	7/27/2023
23.	[ ]	7/28/2023
24.	[ ]	7/31/2023
25.	[ ]	8/1/2023
26.	[ ]	8/2/2023
27.	[ ]	8/3/2023
28.	[ ]	8/4/2023
29.	[ ]	8/7/2023
30.	[ ]	8/8/2023
31.	[ ]	8/9/2023
32.	[ ]	8/10/2023
33.	[ ]	8/11/2023
34.	[ ]	8/14/2023
35.	[ ]	8/15/2023
36.	[ ]	8/16/2023
37.	[ ]	8/17/2023
38.	[ ]	8/18/2023
39.	[ ]	8/21/2023
40.	[ ]	8/22/2023
41.	[ ]	8/23/2023

42.	[ ]	8/24/2023
43.	[ ]	8/25/2023
44.	[ ]	8/28/2023
45.	[ ]	8/29/2023
46.	[ ]	8/30/2023
47.	[ ]	8/31/2023
48.	[ ]	9/1/2023
49.	[ ]	9/5/2023
50.	[ ]	9/6/2023